5880 Pacific Center Blvd, San Diego, CA 92121                              858-373-1600         www.infosonics.com

Contact:

Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-954-1100
ir@infosonics.com	jmills@icrinc.com or apooley@icrinc.com

INFOSONICS CLARIFIES FACTS OF RECENT RESTATEMENT

•                  Restatement of the first quarter of 2006 was solely a non-cash accounting change with no affect on our quarterly revenue, operating income, cash flow or assets

SAN DIEGO, CA, June 14, 2006 — InfoSonics Corporation (AMEX: IFO), one of the fastest growing distributors of wireless handsets in the United States and Latin America, seeks to reassure its shareholders that the June 12th restatement of its financial statements for the quarter ended March 31, 2006 was, in the Company’s view, a positive event which was achieved after an extensive review of available regulatory and accounting pronouncements and advisories and discussions with the Company’s independent auditors.

Going forward, the Company will not have to mark-to-market the warrants, eliminating that non-cash adjustment to net income. “While we understand that restatements carry a negative perception, we want to make it perfectly clear to our shareholders that the restatement had absolutely no impact on the Company’s business or its future prospects. Additionally, the restatement had no adverse impact on our revenues, cash flow, income from operations or assets at any time. The restatement was solely to adjust a non-cash accounting item, and we are greatly surprised by the markets’ response to the announcement,” said Jeff Klausner, InfoSonics’ Chief Financial Officer.

“We continue to strongly believe that our Company and our executive management team took appropriate timely steps to determine the accounting treatment for our financing related warrants. Our initial treatment of the warrants, as a liability carried, with it an obligation to mark the warrants to market and reflect the change in their fair value on the income statement and balance sheet on a quarterly basis. While that treatment had the unusual effect of increasing net income for the quarter ended March 31, 2006, absent the restatement, the greater likelihood was that on a going forward basis, changes in fair value would have significantly impacted earnings with non-cash charges. As a result, the Company continues to believe that changing the treatment of the warrants was a positive result for the Company and its shareholders,” said Joseph Ram, Chief Executive Officer.

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories in the United States and Latin America. InfoSonics provides end-to-end handset and wireless terminal solutions for network operators in both the United States and Latin America. These solutions include product approval and certification, light assembly, logistics services, marketing campaigns, warranty services and end user support. For more information please visit http://www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this report that are forward-looking statements, including without limitation to statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options and valuing gain or loss on fair value of derivatives may result in additional non-cash income or expenses; (18) seasonal buying patterns; (19) dependency on Latin American sales; and (20) uncertain political and economic conditions internationally; and (21) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights. Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q, as amended; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

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